Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, President and CEO

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

THIRD QUARTER 2023 RESULTS

MIDLAND, Texas, November 9, 2023/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its third quarter ended September 30, 2023. Financial and operational results include the business and assets the Company acquired from Breckenridge Geophysical, LLC (“Breckenridge”) in the first quarter.

As previously announced, on March 24, 2023, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Wilks Brothers, LLC (“Wilks”) and Breckenridge. Pursuant to the Purchase Agreement and upon the terms and subject to the conditions generally described in our Form 8-K filed with the SEC on March 24, 2023, the Company completed the purchase of substantially all of the Breckenridge assets related to seismic data acquisition services other than its multi-client data library, in exchange for a combination of equity consideration and a convertible note described more fully below.

For the quarter ended September 30, 2023, the Company reported revenues of $22,961,000 compared to $7,429,000 for the comparable quarter ended September 30, 2022. Third party pass through charges for support services related to a current project in the northeast U.S., primarily drilling for dynamite energy sources and helicopter support, are included in the third quarter and represent approximately 58% of reported revenues, well above historical averages. For the third quarter of 2023, the Company reported a net loss of $5,198,000 or $0.20 loss per common share compared to a net loss of $6,912,000 or $0.28 loss per common share for the third quarter of 2022. The Company reported negative EBITDA of $3,351,000 for the quarter ended September 30, 2023 compared to a negative EBITDA of $4,154,000 for the quarter ended September 30, 2022. During the third quarter ended September 30, 2023, the Company incurred transaction costs related to the Purchase Agreement with Wilks and Breckenridge of $202,000. All loss per share amounts for the three and nine month periods ended September 30, 2023 reflect the issuance of 5.8 million shares of common stock to Wilks after the Company received shareholder approval in accordance with NASDAQ Listing Rule 5635 on September 13, 2023 to issue the shares upon conversion of the $9.9 million dollar convertible note issued pursuant to the Purchase Agreement, as discussed more fully below.

For the nine months ended September 30, 2023, the Company reported revenues of $72,588,000 compared to $34,128,000 for the nine months ended September 30, 2022. Third party pass through charges for support services described above account for approximately 41% of the reported revenue for the nine month period ended September, 30, 2023. Third party pass through revenue is anticipated to decline significantly during the fourth quarter of 2023. For the nine months ended September 30, 2023, the Company reported a net loss of $10,041,000 or $0.40 loss per common share compared to a net loss of $15,876,000 or $0.64 loss per common share for the nine months ended September 30, 2022. The Company reported negative EBITDA of $3,693,000 for the nine months ended September 30, 2023 compared to negative EBITDA of $7,027,000 for the nine months ended September 30, 2022. During the nine months ended September 30, 2023, the Company incurred transaction costs related to the Purchase Agreement with Wilks and Breckenridge of $1,602,000.

The Company began the third quarter through the month of July with one mid-sized channel count crew operating in the lower 48. Deployment of a second, smaller channel count crew occurred in early August expanding to a larger channel count crew in mid-August and operated through the third quarter and into the fourth quarter. Based on currently available information, the Company anticipates operating two crews with improved channel count utilization through the fourth quarter and well into 2024 in the lower 48. Canadian activity began in October with the operation of one small 2-D crew. We expect to have up to three crews operating in Canada during the first quarter of 2024 with several projects larger in size than last season. Included in the third quarter results are ramp up costs related to additional personnel and maintenance requirements in anticipation of higher activity in the fourth quarter and into the first quarter of 2024.

As similarly stated in our second quarter 2023 earnings release, although the active rig count in the lower 48 is currently at 634 according to TD Cowen, capital spending levels by Exploration and Production companies continues to improve but remains well below pre-pandemic levels as E&P companies continue to exercise financial discipline. Despite the decline in drilling activity, operating conditions in the seismic sector have improved from one year ago levels, with primary interest coming from multi-client data library companies backed by publicly traded independent E&P companies, as well as major E&P companies and, to a lesser extent, carbon capture related entities. The Company’s recent and near term activities are primarily in the Permian basin region of West Texas and Eastern New Mexico. Bid inquires in the lower 48 have improved from last year as E&P operators are finding greater value in seismic data to aid in the overall development and expansion of their drillable acreage positions.

As noted above and in our Form 8-K filed March 24, 2023, Dawson Geophysical purchased the seismic data acquisition assets of Breckenridge, a land-based seismic data acquisition company previously owned by Wilks. The addition of the Breckenridge assets, contracts, client contacts and experienced personnel provides us with the opportunity to increase operational efficiency with the addition of like-kind equipment, and improve utilization. During the integration process, we believe we will realize further opportunities to streamline costs and leverage increased operational and financial efficiencies. While the transaction was structured as an asset purchase, our financial presentations reflect combined results of the two companies as if the combination occurred on January 14, 2022, the date Wilks became the majority shareholder of the Company. This is due to the fact that both Dawson and Breckenridge were under Wilks’ control from January 14, 2022 forward. The presentation is required as a combination of entities under common control. As part of the Purchase Agreement, in addition to the 1,188,235 shares of our common stock issued to Wilks at closing, we entered into a convertible note in the principal amount of $9,880,000.50 payable on or after June 30, 2024 that, upon the terms and subject to the conditions described therein, would automatically convert into 5,811,765 newly-issued shares of common stock of Dawson delivered to Wilks after the Company received shareholder approval of the proposal to issue the shares upon conversion of the convertible note in accordance with NASDAQ Listing Rule 5635 and after completion of an audit of Breckenridge’s 2022 fiscal year financial statements. In our Form 8-K filed September 19, 2023, we reported that during the Special Meeting of Shareholders convened on September 13, 2023, the conversion of the convertible note was approved and the shares issued to Wilks, extinguishing the convertible note.

The Company’s balance sheet includes cash, restricted cash and short-term investments at September 30, 2023 of $19,156,000 compared to $23,868,000 at December 31, 2022. Working capital was $16,927,000 at September 30, 2023 compared to $27,632,000 at December 31, 2022.

Capital expenditures were $3,427,000 for the nine months ended September 30, 2023, primarily for maintenance capital requirements. The Company’s Board of Directors approved an initial capital budget of $5,000,000 for 2023, and, we currently anticipate capital spending to be within the budget and to focus on the replacement of aging support vehicles.

Stephen C. Jumper, President and CEO of Dawson Geophysical, said, “In part, low utilization rates associated with the second quarter led to a difficult start in July, negatively impacting third quarter results. Such results, while improved from year-ago levels, did not meet expectations. Despite these challenges, monthly operations improved meaningfully through the end of the third quarter and into the beginning of the fourth quarter. Management anticipates high channel count utilization spread over two crews into the second quarter of 2024 in the lower 48 as well as high utilization during the Canadian winter season which began in October and will ramp up going into the fourth quarter. As noted above, the Canadian winter season is off to a good start as we anticipate up to three crews to be operating by the first quarter of 2024.

Jumper concluded, “To date, we are much better positioned early in the fourth quarter than we have been at any time during the second or third quarters of 2023. Utilization is expected to be at high levels for the remainder of the current year and into the first half of 2024. At the same time, we anticipate a notable increase in carbon capture projects in 2024. We continue to add to our order book with activity primarily in the Permian and Delaware Basins and believe that the Company’s experienced workforce, robust equipment inventory and commitment to a strong balance sheet, positions us well as we move into 2024.”

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the tables following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, the Company’s status as a controlled public company, which exempts the Company from certain corporate governance requirements; the limited market for the Company’s shares, which could result in the delisting of the Company’s shares from Nasdaq and the Company no longer being required to make filings with the U.S. Securities and Exchange Commission (the “SEC”); the impact of general economic, industry, market or political conditions; dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting impact on demand for oil and gas; surplus in the supply of oil and the ability of the Organization of the Petroleum Exporting Countries and its allies, collectively known as OPEC+, to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; disruptions in the global economy, including export controls and financial and economic sanctions imposed on certain industry sectors and parties as a result of the developments in Ukraine and related activities; and whether or not a future transaction or other action occurs that causes the Company to be delisted from Nasdaq and no longer be required to make filings with the SEC. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 13, 2023 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022 (as adjusted)	2023	2022 (as adjusted)
Operating revenues	$22,961	$7,429	$72,588	$34,128

Operating costs:
Operating expenses	24,144	8,650	67,832	29,838
General and administrative	2,495	2,975	8,971	11,671
Depreciation and amortization	2,014	2,861	6,827	8,972
	28,653	14,486	83,630	50,481

Income (loss) from operations	(5,692)	(7,057)	(11,042)	(16,353)

Other income (expense):
Interest income	192	91	436	147
Interest expense	(22)	(4)	(53)	(24)
Other income (expense), net	327	42	522	354
Income (loss) before income tax	(5,195)	(6,928)	(10,137)	(15,876)

Income tax benefit (expense):	(3)	16	96	—

Net income (loss)	(5,198)	(6,912)	(10,041)	(15,876)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation	(218)	(566)	25	(1,238)

Comprehensive income (loss)	$(5,416)	$(7,478)	$(10,016)	$(17,114)

Basic income (loss) per share of common stock	$(0.20)	$(0.28)	$(0.40)	$(0.64)

Diluted income (loss) per share of common stock	$(0.20)	$(0.28)	$(0.40)	$(0.64)

Weighted average equivalent common shares outstanding	26,137,648	25,000,564	25,383,757	24,904,495

Weighted average equivalent common shares outstanding - assuming dilution	26,137,648	25,000,564	25,383,757	24,904,495

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	September 30,	December 31,
	2023	2022 (as adjusted)
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,891	$18,603
Restricted cash	5,000	5,000
Short-term investments	265	265
Accounts receivable, net	5,953	7,972
Employee retention credit receivable	—	3,035
Prepaid expenses and other current assets	7,507	8,951
Total current assets	32,616	43,826

Property and equipment, net	16,451	20,468
Right-of-use assets	3,466	4,010
Intangibles, net	368	369

Total assets	$52,901	$68,673

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,458	$4,140
Accrued liabilities:
Payroll costs and other taxes	718	2,001
Other	1,064	1,280
Deferred revenue	6,748	7,380
Current maturities of notes payable and finance leases	511	275
Current maturities of operating lease liabilities	1,190	1,118
Total current liabilities	15,689	16,194

Long-term liabilities:
Notes payable and finance leases, net of current maturities	1,139	207
Operating lease liabilities, net of current maturities	2,654	3,331
Deferred tax liabilities, net	15	137
Total long-term liabilities	3,808	3,675

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 30,812,329 and 23,812,329 shares issued, and 30,812,329 and 23,812,329 shares outstanding at September 30, 2023 and December 31, 2022, respectively	308	238
Additional paid-in capital	156,678	155,413
Accumulated earnings (deficit)	(121,534)	(112,469)
Equity of Breckenridge prior to acquisition	—	7,695
Accumulated other comprehensive income (loss), net	(2,048)	(2,073)
Total stockholders' equity	33,404	48,804

Total liabilities and stockholders' equity	$52,901	$68,673

Reconciliation of EBITDA to Net Income (Loss)

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022 (as adjusted)	2023	2022 (as adjusted)
Net income (loss)	$(5,198)	$(6,912)	$(10,041)	$(15,876)
Depreciation and amortization	2,014	2,861	6,827	8,972
Interest (income) expense, net	(170)	(87)	(383)	(123)
Income tax (benefit) expense	3	(16)	(96)	-
EBITDA	$(3,351)	$(4,154)	$(3,693)	$(7,027)

Reconciliation of EBITDA to Net Cash Provided by (Used In) Operating Activities

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022 (as adjusted)	2023	2022 (as adjusted)
Net cash provided by (used in) operating activities	$(3,289)	$(3,332)	$2,462	$(1,598)
Changes in working capital and other items	312	(528)	(5,260)	(4,268)
Non-cash adjustments to net income (loss)	(374)	(294)	(895)	(1,161)
EBITDA	$(3,351)	$(4,154)	$(3,693)	$(7,027)